CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #1159 to the Registration Statement on Form N-1A of Advisors Series Trust and to the use of our report dated S November 27, 2024 on the financial statements and financial highlights of the Scharf Fund, Scharf Multi-Asset Opportunity Fund, and Scharf Global Opportunity Fund, each a series of Advisors Series Trust. Such financial statements and financial highlights appear in the 2024 Annual Annual Financial Statements in Form N-CSR which is incorporated by reference into the Statement of Additional Information.

                            /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
January 27, 2025